EXHIBIT 99.1

Immunomedics Announces First Quarter Fiscal 2017 Results and Clinical Program Developments

MORRIS PLAINS, N.J., Nov. 02, 2016 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (Nasdaq:IMMU) today reported financial results for the first quarter ended September 30, 2016. The Company also highlighted recent key developments and planned activities for its clinical pipeline.

First Quarter Fiscal 2017 Results

Total revenues for the first quarter ended September 30, 2016, were $0.7 million, the same amount reported for the quarter ended September 30, 2015.

Total costs and expenses for the quarter ended September 30, 2016 were $15.7 million, compared to $14.8 million for the same quarter in fiscal 2016, an increase of $0.9 million, or approximately 6%. The increase was due primarily to a $4.9 million increase in research and development expenses related to manufacturing and Phase 2 clinical trials of the antibody-drug conjugates, including sacituzumab govitecan (IMMU-132), which was offset partially by a $3.0 million decrease in research and development expense from the early termination of the Phase 3 PANCRIT-1 clinical trial during the third quarter of fiscal 2016, and a $1.1 million decrease from adjustments for deferred unearned executive bonuses.

Interest expense related to the 4.75% Convertible Senior Notes due 2020 was $1.4 million for both quarters ended September 30, 2016 and September 30, 2015, including amortization of $0.2 million debt issuance costs in each quarter.

Net loss attributable to stockholders was $16.2 million, or $0.17 per basic and diluted share, for the first quarter of fiscal year 2017, compared with net loss attributable to stockholders of $15.4 million, or $0.16 per basic and diluted share, for the same quarter in fiscal 2016, an increase of $0.8 million, or approximately 5%. The increase was due primarily to increased research and development expenses, as described above.

Cash, cash equivalents, and marketable securities were $33.0 million as of September 30, 2016. On October 12, 2016, the Company sold 10 million shares of its common stock and warrants to purchase up to 10 million shares of common stock for net proceeds of approximately $28.5 million.

“The recent offering of stock and warrants has strengthened our balance sheet, which we believe should facilitate uninterrupted clinical and manufacturing activities for IMMU-132, while simultaneously continuing our out-licensing efforts,” commented Michael R. Garone, Vice President Finance and Chief Financial Officer. “We are committed to pursuing these strategic goals to completion for the benefit of cancer patients; particularly those with metastatic triple-negative breast cancer, for whom there are no targeted therapies currently available.” Mr. Garone added.

The Company’s key clinical developments and future planned activities:

Sacituzumab Govitecan (IMMU-132)

  Updated Phase 2 clinical trial results of IMMU-132 in patients with metastatic triple-negative breast (TNBC) have been submitted for publication

  Manufacturing of clinical materials for the Phase 3 confirmatory trial in TNBC is progressing according to plan. Large-scale batches have been produced by our Contract Manufacturing Organizations, and are moving through quality control and comparability testing requirements

  Patient enrollment in the Phase 2 clinical trial in TNBC is nearing completion with the 100 assessable patients for planned accelerated approval application

Conference Call
The Company will host a conference call and live audio webcast today at 5:00 p.m. Eastern Time to discuss financial results for the first quarter of fiscal year 2017, and review key clinical developments and future planned activities. To access the conference call, please dial (877) 303-2523 or (253) 237-1755 using the Conference ID 3726609. The conference call will be webcast via the Investors page on the Company’s website at www.immunomedics.com. Approximately two hours following the live event, a webcast replay of the conference call will be available on the Company’s website for 30 days through December 1, 2016.

About Immunomedics
Immunomedics is a clinical-stage biopharmaceutical company developing monoclonal antibody-based products for the targeted treatment of cancer, autoimmune disorders and other serious diseases. Immunomedics’ advanced proprietary technologies allow the Company to create humanized antibodies that can be used either alone in unlabeled or “naked” form, or conjugated with radioactive isotopes, chemotherapeutics, cytokines or toxins. Using these technologies, Immunomedics has built a pipeline of eight clinical-stage product candidates. Immunomedics’ portfolio of investigational products includes antibody-drug conjugates (ADCs) that are designed to deliver a specific payload of a chemotherapeutic directly to the tumor while reducing overall toxic effects that are usually found with conventional administration of these chemotherapeutic agents. Immunomedics’ most advanced ADCs are sacituzumab govitecan (IMMU-132) and labetuzumab govitecan (IMMU-130), which are in Phase 2 trials for a number of solid tumors and metastatic colorectal cancer, respectively. IMMU-132 has received Breakthrough Therapy Designation from the FDA for the treatment of patients with triple-negative breast cancer who have failed at least two prior therapies for metastatic disease. Immunomedics has a research collaboration with Bayer to study epratuzumab as a thorium-227-labeled antibody. Immunomedics has other ongoing collaborations in oncology with independent cancer study groups. The IntreALL Inter-European study group is conducting a large, randomized Phase 3 trial combining epratuzumab with chemotherapy in children with relapsed acute lymphoblastic leukemia at clinical sites in Australia, Europe, and Israel. Immunomedics also has a number of other product candidates that target solid tumors and hematologic malignancies, as well as other diseases, in various stages of clinical and preclinical development. These include combination therapies involving its antibody-drug conjugates, bispecific antibodies targeting cancers and infectious diseases as T-cell redirecting immunotherapies, as well as bispecific antibodies for next-generation cancer and autoimmune disease therapies, created using its patented DOCK-AND-LOCK® protein conjugation technology. The Company believes that its portfolio of intellectual property, which includes approximately 295 active patents in the United States and more than 400 foreign patents, protects its product candidates and technologies. For additional information on the Company, please visit its website at www.immunomedics.com. The information on its website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials (including the funding therefor, anticipated patient enrollment, trial outcomes, timing or associated costs), regulatory applications and related timelines, out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, potential collaborations, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, the Company’s dependence on business collaborations or availability of required financing from capital markets, or other sources on acceptable terms, if at all, in order to further develop our products and finance our operations, new product development (including clinical trials outcome and regulatory requirements/actions), the risk that we or any of our collaborators may be unable to secure regulatory approval of and market our drug candidates, risks associated with the outcome of pending litigation and competitive risks to marketed products, and the Company’s ability to repay its outstanding indebtedness, if and when required, as well as the risks discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

IMMUNOMEDICS, INC.
Condensed Consolidated Balance Sheets

	September 30,	June 30,
	2016	2015
ASSETS
Current Assets:
Cash and cash equivalents	$8,464,607	$13,203,625
Marketable securities	24,570,193	37,424,221
Accounts receivable, net of allowance for doubtful accounts	584,410	513,992
Inventory	329,391	350,524
Other receivables	-	236,768
Prepaid expenses	1,794,282	1,038,155
Other current assets	358,368	183,820
	36,101,251	52,951,105

Property and equipment, net	4,477,597	3,969,163
Other long-term assets	30,000	30,000

	$40,608,848	$56,950,268

LIABILITIES AND STOCKHOLDERS' DEFICIT
Accounts payable and accrued expenses	$14,118,979	$15,188,189
Deferred revenues	206,275	235,372
Other liabilities	1,724,155	1,699,276
Convertible senior notes - net	97,536,854	97,354,398
Stockholders' deficit	(72,977,415)	(57,526,967)

	$40,608,848	$56,950,268

Condensed Consolidated Statements of Operations

	Three Months Ended
	September 30,
	2016	2015
Revenues:
Product sales	$597,514	$581,248
License fee and other revenues	15,107	10,825
Research & development	129,185	138,805

Total Revenues	741,806	730,878
Costs and Expenses	15,688,409	14,839,209
Operating Loss	(14,946,603)	(14,108,331)
Interest (Expense) and Other Income	(1,282,290)	(1,288,458)
Loss before Income Tax Benefit (Expense)	(16,228,893)	(15,396,789)
Income Tax (Expense)	-	(19,250)
Net Loss	(16,228,893)	(15,416,039)
Less Net Loss attributable on noncontrolling interest	(31,045)	(22,217)
Net Loss attributable to Immunomedics, Inc. stockholders	$(16,197,848)	$(15,393,822)

Net Loss per Common Share attributable to Immunomedics, Inc. stockholders (basic and diluted):	$(0.17)	$(0.16)

Weighted average number of common shares outstanding (basic and diluted):	95,883,729	94,595,826

For More Information:
Dr. Chau Cheng
Senior Director, Investor Relations & Corporate Secretary
(973) 605-8200, extension 123
ccheng@immunomedics.com